UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported)

September 17, 2012 (September 17, 2012)

ADVOCAT INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-12996	62-1559667
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1621 Galleria Boulevard, Brentwood, TN 37027

(Address of Principal Executive Offices) (Zip Code)

(615) 771-7575

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

The Company announced the results of an investigation by a Special Committee of the Board of Directors (“Special Committee”). The Special Committee was formed to investigate certain matters, including claims made by Covington Investments, LLC concerning the accuracy of the beneficial ownership statements made on Schedule 13D by Director and Vice-Chair Chad McCurdy and his affiliated fund, Marlin Capital Partners LLC (“MCP”), and whether Mr. McCurdy and MCP had crossed the share acquisition threshold established by the Company’s Shareholders’ Rights Plan (the “Rights Plan”). The Special Committee was composed of independent directors, and was represented by independent legal counsel. The Special Committee, with the advice of its independent legal counsel and other advisors, completed a thorough and detailed analysis of the stock ownership of Mr. McCurdy and his related, affiliated and associated parties, including MCP, all relevant filings on Schedule 13D, the provisions of the Rights Plan, and applicable securities and corporate law. Following this investigation, the Special Committee reported to the Board of Directors its findings that the information and disclosures on Mr. McCurdy’s and MCP’s Schedule 13Ds were accurate in all material respects, and that Mr. McCurdy and MCP had not crossed the share acquisition threshold established by the Rights Plan.

In connection with the above investigation, the Special Committee also reviewed the holdings of Mr. William M. Sams, the father-in-law of Mr. McCurdy, and an interest holder in MCP. As part of its investigation of Mr. McCurdy’s and MCP’s share ownership, the Special Committee determined that Mr. McCurdy and MCP did not form a group with Mr. Sams, and as a result Mr. Sam’s shares were appropriately not included in the shares reported on Schedule 13D as beneficially owned by Mr. McCurdy and MCP. However, as part of its investigation, the Special Committee did conclude that due to Mr. Sams’ equity interest in MCP, the MCP shares should have been included in the shares Mr. Sams was deemed to own solely for purposes of the Rights Plan under its broader definition of ownership attribution. The Special Committee approached Mr. Sams and his legal counsel to inform them of the Special Committee’s determination. After reviewing the facts, the Special Committee determined that Mr. Sams was not aware of the attribution provisions in the Plan, and that his crossing of the ownership threshold was inadvertent.

Upon request of the Special Committee, and as contemplated in the Rights Plan, as a condition to not triggering the issuance of rights, Mr. Sams has agreed in writing to reduce his attributed ownership of Company shares, as defined by the Rights Plan, to a level below 20%. Raymond James & Associates, the Company’s independent investment banking advisor, was asked to determine an appropriate time period for the disposition of Mr. Sams’ shares in an attempt to minimize the impact on the Company’s share trading price. Based on that advice, the parties have agreed to an initial disposition period of one year, subject to extension in the discretion of the Company’s Board of Directors. The Special Committee reported its findings and recommendations to the full Board of Directors, which unanimously approved the findings and adopted the recommendations as presented, with Mr. McCurdy abstaining.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ADVOCAT INC.

By:	/s/ Kelly Gill
Kelly Gill Chief Executive Officer

Date: September 17, 2012